EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Amendment No. 6 to Registration Statement No. 333-91644 of Accredited Home Lenders Holding Co. on Form S-1 of our report, dated December 17, 2002, on the consolidated financial statements of Accredited Home Lenders, Inc. and subsidiary as of December 31, 2000 and 2001 and September 30, 2002, and for each of the three years in the period ended December 31, 2001 and for the nine months ended September 30, 2002, appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/S/    DELOITTE & TOUCHE LLP

San Diego, California
January 21, 2003